CONSENT OF MARK S. CHALMERS

The undersigned hereby consents to:

(i) the incorporation by reference into the Registration Statement on Form S-3 of Energy Fuels Inc. (the "Company") being filed with the United States Securities and Exchange Commission, and any amendments thereto (the "S-3"), of the technical disclosure regarding the properties of the Company, including sampling, analytical and test data underlying such disclosure contained in (a) the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 2020, (b) the Quarterly Report of the Company on Form 10-Q for the quarter ended June 30, 2020, and (c) the Quarterly Report of the Company on Form 10-Q for the quarter ended September 30, 2020; and

(ii) the use of my name in the S-3.

/s/ Mark S. Chalmers

Name: Mark S. Chalmers

Title: President and Chief Executive Officer, Energy Fuels Inc.

Date: February 26, 2021